BARRY L. FRIEDMAN, P.C.
Certified Public Accountant

1582 TULITA DRIVE
LAS VWGAS, NEVADA 89123

OFFICE (702) 361-8414
FAX No. (702) 896-0278

To Whom It May Concern:

The firm of Barry L. Friedman, P.C., Certified Public Accountant, consents to the inclusion of their report of August 15, 2000, on the Financial Statements of BLIMAH.COM, as of June 30, 2000, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/
Barry L. Friedman
Certified Pubic Accountant